Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 67% INCREASE IN NET INCOME FROM CONTINUING OPERATIONS

CHICAGO (August 3, 2005) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the second quarter ended June 30, 2005. Second quarter continuing operations highlights were:

•	Surgical facilities net revenue increased 37% to $15,299,000
•	Total net revenue increased 33% to $20,649,000
•	Net income increased 67% to $1,379,000
•	Earnings per share increased 50% to $0.06

For the second quarter ended June 30, 2005, total net revenue was $20,649,000, up 33% from $15,477,000 in the prior year second quarter. Net revenue from surgical facilities was $15,299,000, up 37% from $11,143,000 in the prior year second quarter. This revenue increase was primarily due to a 37% increase in total surgical procedures performed in the second quarter of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 5% over the prior year second quarter. Product sales and other revenue was $5,350,000 in the second quarter of 2005, up 23% from $4,334,000 in the prior year second quarter. The majority of this increase was contributed by our marketing products and services business.

Operating income in the second quarter of 2005 increased 67% to $4,223,000, or 20% of net revenue, from $2,535,000, or 16% of net revenue, in the same period last year. Net income from continuing operations in the second quarter of 2005 increased 67% to $1,379,000, or $0.06 per diluted share, from $828,000, or $0.04 per diluted share, in the prior year second quarter. The second quarter results for 2005 included a pre-tax gain on the sale of minority interests of $36,000 as compared to a pre-tax loss on the sale of minority interests of $27,000 in the second quarter of 2004.

For the six months ended June 30, 2005, total net revenue was $39,150,000, up 32% from $29,703,000 for the first six months last year. Net revenue from surgical facilities was $28,937,000, up 41% from $20,492,000 for the first six months last year. This revenue increase was primarily due to a 43% increase in total surgical procedures performed in the first six months of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 5% over the comparable period in 2004. Product sales and other revenue was $10,213,000 for the six months ended June 30, 2005, up 11% from $9,211,000 in the same period last year.

Operating income for the first six months of 2005 increased 78% to $7,733,000, or 20% of net revenue, from $4,334,000, or 15% of net revenue, in the same period last year. Net income from continuing operations for the first six months of 2005 increased 66% to $2,611,000, or $0.11 per diluted share, from $1,576,000, or $0.07 per diluted share, in the same period last year. The results for the first six months of 2005 include a pre-tax gain on the sale of minority interests of $36,000 as compared to a pre-tax gain on the sale of minority interests of $163,000 in the first six months of 2004.

During the second quarter of 2005, NovaMed purchased a 51% interest in a surgery center in Denver, Colorado and sold a 26% minority interest in its Columbus, Georgia surgery center to eleven doctors and a 29% minority interest in its Richmond, Virginia surgery center to two doctors.

Commenting on the second quarter results, Scott T. Macomber, Executive Vice President and Chief Financial Officer of NovaMed, said, “We are pleased with our financial and operating performance in the second quarter of 2005. The combination of our revenue growth together with improvement in our operating margin contributed to a solid 67% growth in net income.”

“Our management team is very focused on continuing our growth momentum in the second half of 2005 and beyond,” added Mr. Macomber. “With our current acquisition pipeline we remain confident that we will be able to announce additional acquisitions this year.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 27 surgery centers located in 14 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, August 3, 2005. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through September 2, 2005.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Condensed Consolidated Statement of Operations
(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
Net revenue:
Surgical facilities	$15,299	$11,143	$28,937	$20,492
Product sales and other	5,350	4,334	10,213	9,211
Total net revenue	20,649	15,477	39,150	29,703

Operating expenses:
Salaries, wages and benefits	6,142	5,225	12,194	10,303
Cost of sales and medical supplies	5,004	3,719	9,482	7,238
Selling, general and administrative	4,722	3,358	8,600	6,512
Depreciation and amortization	558	640	1,141	1,316
Total operating expenses	16,426	12,942	31,417	25,369

Operating income	4,223	2,535	7,733	4,334

Interest (income) expense, net	193	6	295	2
Minority interest	1,906	1,177	3,438	1,930
Earnings of nonconsolidated affiliate	(39)	-	(100)	-
(Gain) loss on sale of minority interests	(36)	27	(36)	(163)
Other (income) expense, net	(98)	(55)	(215)	(61)
Income before income taxes	2,297	1,380	4,351	2,626
Income tax provision	918	552	1,740	1,050
Net income from continuing operations	1,379	828	2,611	1,576
Net income from discontinued operations	-	-	122	594
Net income	$1,379	$828	$2,733	$2,170

Earnings per common share - diluted:
Earnings from continuing operations	$0.06	$0.04	$0.11	$0.07
Earnings from discontinued operations	-	-	0.01	0.03
Net earnings per diluted share	$0.06	$0.04	$0.12	$0.10

Shares used in computing diluted earnings per share	23,536	22,833	23,650	23,041

Selected Operating Data:

ASCs operated at end of period	27	20	27	20
Procedures performed during the period	19,063	13,948	36,684	25,573
Cash flow provided by operating activities	$2,365	$1,672	$4,459	$2,177
Cash flow used in investing activities	$(2,179)	$(8,554)	$(10,574)	$(7,959)
Cash flow provided by financing activities	$1,068	$31	$8,103	$242

	June 30,	December 31,
Balance Sheet Data:	2005	2004

Cash and cash equivalents	$2,505	$500
Accounts receivable, net	12,370	10,237
Working capital	8,384	5,620
Total assets	90,936	76,987
Long-term debt	13,386	5,314
Minority interest	9,709	8,516
Shareholders' equity	57,784	54,621